As filed with the Securities and Exchange Commission on May 9, 2016

Registration Nos. 333-188172, 333-166593

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

POST-EFFECTIVE AMENDMENT

NO. 1 TO FORM S-4 REGISTRATION STATEMENT NO. 333-188172

NO. 1 TO FORM S-4 REGISTRATION STATEMENT NO. 333-166593

UNDER

THE SECURITIES ACT OF 1933

POWERSECURE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1169358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

(Address, including zip code, of principal executive offices)

Eric Dupont

Executive Vice President, Chief Financial Officer, Treasurer and Secretary

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

(919) 556-3056

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joel T. May

Jones Day

1420 Peachtree Street N.E.

Atlanta, Georgia 30309

(404) 521-3939

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 13d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-4 (collectively, the “Registration Statements”) of PowerSecure International, Inc., a Delaware corporation (“Registrant”):

1.	Registration Statement on Form S-4 (No. 333-188172), filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2013, registering 2,500,000 shares of Registrant’s common stock, par value $.01 per share (“Common Stock”).

2.	Registration Statement on Form S-4 (No. 333-166593), filed with the Commission on May 6, 2010, as amended by Amendment No. 1 thereto filed with the Commission on May 21, 2010, as further amended by Amendment No. 2 thereto filed with the Commission on May 26, 2010, registering an indeterminate number of shares of Common Stock, preferred stock, par value $.01 per share, warrants and units not to exceed an aggregate offering price of $30,000,000.

On May 9, 2016, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 24, 2016 (the “Merger Agreement”), by and among The Southern Company, a Delaware corporation (“Southern Company”), PSMS Corp., a Delaware corporation and wholly-owned subsidiary of Southern (“Merger Sub”), and Registrant, Southern Company completed its acquisition of the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Southern Company.

As a result of the consummation of the Merger and the transactions contemplated by the Merger Agreement, Registrant has terminated all offerings of securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of such offering, Registrant is filing the Post-Effective Amendments to the Registration Statements to remove from registration all such securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Post-Effective Amendments to the Registration Statements on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wake Forest, State of North Carolina, on May 9, 2016.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton
Sidney Hinton Chairman, President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign the Post-Effective Amendments to the Registration Statements.